EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use of our report dated February 27, 2018 relating to the consolidated financial statements of First Choice Bancorp and Subsidiary as of and for the years ended December 31, 2017 and 2016, incorporated by reference in the Registration Statement on Form S-8 of First Choice Bancorp.

/s/ Vavrinek, Trine, Day & Co., LLP

Laguna Hills, California

May 2, 2018